Exhibit 99.1

News Release

PS Business Parks, Inc.

701 Western Avenue

Glendale, CA 91201-2349

psbusinessparks.com

For Release:	Immediately
Date:	October 28, 2020
Contact:	Jeff Hedges
(818) 244-8080, Ext. 1649

PS Business Parks, Inc. Reports Results for the Quarter Ended September 30, 2020 and Acquires a 246,000 Square Foot Multi-Tenant Industrial Park Located in Alexandria, Virginia, for $46.3 Million

GLENDALE, California—PS Business Parks, Inc. (NYSE:PSB) reported operating results for the three and nine months ended September 30, 2020 and announced that it acquired a 246,000 square foot multi-tenant industrial park located in Alexandria, Virginia, for $46.3 million.

Operating Results for the Three and Nine Months Ended September 30, 2020

Net income allocable to common shareholders for the three and nine months ended September 30, 2020 was $30.6 million, or $1.11 per diluted common share, and $97.7 million, or $3.55 per diluted common share, respectively. Net operating income (“NOI”) attributable to the Company’s Same Park portfolio (defined below) was $67.5 million and $202.8 million for the three and nine months ended September 30, 2020, respectively, representing a decrease of 0.3% and an increase of 0.2% over the same periods in 2019, respectively. Net income and NOI for both the three and nine month periods ended September 30, 2020 were negatively affected by the COVID-19 pandemic and its impact on certain of the Company’s customers.

The Company also reports NOI on a cash basis, which excludes non-cash rental income such as amortization of deferred rent receivable and other non-cash items, and also excludes rents that have been deferred or abated during the period. Same Park Cash NOI was $66.2 million and $198.1 million for the three and nine months ended September 30, 2020, respectively, each representing a decrease of 1.1% over the same periods in 2019. The decrease in Same Park Cash NOI for the three months ended September 30, 2020 was a result of 0.8% cash rental income growth offset by 5.3% growth in adjusted cost of operations, while the decrease for the nine months ended September 30, 2020 was the result of a 0.2% decline in cash rental income and 2.1% growth in adjusted cost of operations.

The following table details the change in Same Park rental income for the three and nine months ended September 30, 2020 and 2019 (in thousands):

	For the Three Months			For the Nine Months
	Ended September 30,			Ended September 30,
	2020	2019	Change	2020	2019	Change
Rental income
Base rental income	$72,597	$72,156	$441	$219,639	$214,766	$4,873
Expense recovery income	22,972	22,068	904	67,635	66,644	991
Lease buyout income	290	183	107	807	1,140	(333)
Rent receivable write-off	(237)	(320)	83	(1,370)	(843)	(527)
Deferrals and abatements	(1,955)	—	(1,955)	(6,458)	—	(6,458)
Repayment of rent deferrals	1,193	—	1,193	1,215	—	1,215
Fee Income	236	301	(65)	703	937	(234)

Cash basis rental income	95,096	94,388	708	282,171	282,644	(473)
Non-Cash Rental Income (1)	1,303	749	554	4,620	1,891	2,729

Total rental income	$96,399	$95,137	$1,262	$286,791	$284,535	$2,256

(1)	Non-cash rental income includes amortization of deferred rent receivable (net of write-offs), in-place lease intangible, tenant improvement reimbursement, and lease incentive intangible.

Additional detail on Same Park NOI and Same Park Cash NOI for the three and nine months ended September 30, 2020 is provided in the Property Operations–Same Park Portfolio section below.

Funds from Operations (“FFO”), Core FFO, and Funds Available for Distribution (“FAD”)

FFO for the three and nine months ended September 30, 2020 was $1.55 per share and $4.85 per share, respectively, representing decreases of 9.2% and 5.5% from the same periods in 2019. FFO is a non-GAAP measure defined by the National Association of Real Estate Investment Trusts and generally represents GAAP net income before (i) real estate depreciation and amortization expense, (ii) gains or losses on sales of operating properties, and (iii) land and impairment charges on real estate assets.

Core FFO, which the Company defines as FFO excluding the impact of (i) charges related to the redemption of preferred stock and (ii) other nonrecurring income or expense items as appropriate, was $1.61 and $4.91 per share for the three and nine months ended September 30, 2020, respectively. During the three and nine months ended September 30, 2020, the Company accelerated the amortization of $1.7 million of stock compensation expense as a result of the retirement of its President and Chief Executive Officer, Maria Hawthorne. Separately, the Company also incurred non-capitalizable demolition costs of $0.3 million related to its multifamily development in Tysons, Virginia. The accelerated amortization of stock compensation expense and the non-capitalizable demolition costs are included in FFO but excluded for Core FFO purposes due to the nonrecurring nature of these expenses. Additional information is included on the Company’s quarterly report on Form 10-Q.

FAD for the three and nine months ended September 30, 2020 was $48.3 million and $142.1 million, respectively, representing a decrease of 6.0% and 5.2% from the same periods in 2019. The decreases in FAD were largely attributable to rent deferrals (net of amounts repaid) and abatements of $0.8 million and $5.4 million, for the three and nine months ended September 30, 2020, respectively, as the Company does not include rents deferred or abated in its computation of FAD. FAD is a non-GAAP measure that represents Core FFO adjusted to (i) deduct recurring capital improvements and capitalized tenant improvements and lease commissions and (ii) remove certain non-cash income or expenses, such as amortization of deferred rent receivable and stock compensation expense.

FFO, Core FFO, and FAD are not substitutes for GAAP net income. Other real estate investment trusts (“REITs”) may compute FFO, Core FFO, and FAD differently, which could inhibit comparability. The Company believes its presentations of FFO, Core FFO, and FAD assist investors and analysts in analyzing and comparing the operating and financial performance between reporting periods.

Acquisition Activity

Subsequent to September 30, 2020, the Company completed the acquisition of Pickett Industrial Park, a 246,000 square foot infill multi-tenant industrial park located in Alexandria, Virginia, for a total purchase price of $46.3 million. The park consists of three buildings with suites ranging from 7,000 to 75,000 square feet and was 100% occupied at closing.

The park is strategically located inside the Capital Beltway in the rapidly redeveloping Van Dorn Corridor, has immediate access to I-95, I-495, and I-395 freeways and is in close proximity to the Pentagon, Fort Belvoir, and the U.S. Capital. This acquisition is complementary to the Company’s existing Northern Virginia industrial and flex portfolio totaling 3.0 million square feet.

Leasing Production

During the three and nine months ended September 30, 2020, the Company executed leases on 2.0 million and 5.6 million square feet, respectively, compared to 2.0 million and 5.3 million for the three and nine months ended September 30, 2019, respectively. The Company also reported that it entered into a 10-year lease on the 288,000 square foot single-tenant industrial building at its Hathaway Business Park located in its Los Angeles sub-market, which is included in the lease production stats for the three and nine month periods ended September 30, 2020. The lease commenced in October 2020 with cash rental rate growth of 36.1% over the prior lease which expired April 30, 2020. Weighted average cash rental rate growth on leases executed during the three and nine months ended September 30, 2020, was 5.2% and 5.9%, respectively, while average net effective rent1 growth was 18.7% and 16.4% for the same periods, respectively. Average lease term of the leases executed during the three months ended September 30, 2020 was 4.3 years, with associated average transaction costs (tenant improvements and leasing commissions) of $3.46 per square foot. For comparative purposes, average lease term and transaction costs on leases executed in the same period of 2019 were 3.9 years and $3.80 per square foot, respectively.

[1]	Net effective rent represents average rental payments for the term of a lease on a straight-line basis, excluding operating expense reimbursements.

Property Operations–Same Park Portfolio

The Company believes that evaluation of the Same Park portfolio, defined as all properties owned and operated as of September 30, 2020 that were acquired prior to January 1, 2018, provides an informative view of how the Company’s portfolio has performed over comparable periods. As of September 30, 2020, the Same Park portfolio consisted of 25.7 million rentable square feet, or 93.5% of the 27.5 million rentable square feet in the Company’s total portfolio, and excluded the Company’s 95.0% interest in a 395-unit multifamily property.

The following table presents the unaudited operating results of the Company’s Same Park facilities for the three and nine months ended September 30, 2020 and 2019 (in thousands, except per square foot amounts):

	For the Three Months			For the Nine Months
	Ended September 30,			Ended September 30,
	2020	2019	Change	2020	2019	Change
Rental income
Cash rental income (1)	$95,096	$94,388	0.8%	$282,171	$282,644	(0.2%)
Non-cash rental income (2)	1,303	749	74.0%	4,620	1,891	144.3%

Total rental income	96,399	95,137	1.3%	286,791	284,535	0.8%
Adjusted Cost of Operations (3)
Property taxes	10,811	10,224	5.7%	32,410	30,416	6.6%
Utilities	4,870	5,249	(7.2%)	14,106	14,610	(3.4%)
Repairs and maintenance	6,197	5,844	6.0%	17,277	17,394	(0.7%)
Payroll	4,090	3,622	12.9%	12,030	11,070	8.7%
Snow removal	—	—	0.0%	78	1,033	(92.4%)
Property insurance	1,283	868	47.8%	3,009	2,346	28.3%
Other expenses	1,652	1,645	0.4%	5,124	5,409	(5.3%)

Total Adjusted Cost of Operations	28,903	27,452	5.3%	84,034	82,278	2.1%

NOI (4)	$67,496	$67,685	(0.3%)	$202,757	$202,257	0.2%

Cash NOI (5)	$66,193	$66,936	(1.1%)	$198,137	$200,366	(1.1%)

Selected Statistical Data
NOI margin (6)	70.0%	71.1%	(1.5%)	70.7%	71.1%	(0.6%)
Cash NOI margin (7)	69.6%	70.9%	(1.8%)	70.2%	70.9%	(1.0%)
Weighted average square foot occupancy	92.3%	94.7%	(2.5%)	92.5%	94.5%	(2.1%)
Revenue per occupied square foot (8)	$16.29	$15.66	4.0%	$16.11	$15.64	3.0%
Revenue per available foot (RevPAF) (9)	$15.03	$14.83	1.3%	$14.90	$14.79	0.7%

(1)

Cash Rental Income represents rental income excluding Non-Cash Rental Income (defined below). Included in the calculation of Same Park Cash Rental Income are (a) lease buyout income of $0.3 million and $0.2 million for the three months ended September 30, 2020 and 2019, respectively, and $0.8 million and $1.1 million for the nine months ended September 30, 2020 and 2019, respectively, and (b) accounts receivable write-offs of $0.2 million and $0.3 million for the three months ended September 30, 2020 and 2019, respectively, and $1.4 million and $0.8 million for the nine months ended September 30, 2020 and 2019, respectively. Cash rental income does not include deferred and abated rental income of $2.0 million and $0 for the three months ended September 30, 2020 and 2019, respectively, and $6.5 million and $0 for the nine months ended September 30, 2020 and 2019, respectively.

(2)

Non-Cash Rental Income represents amortization of deferred rent receivable, amortization of above and below market rents, net, and amortization of lease incentives and tenant improvement reimbursements. Same Park Non-Cash Rental Income is presented net of deferred rent receivable write-offs of $0.3 million and $0.1 million for the three months ended September 30, 2020 and 2019, respectively, and $2.6 million and $0.4 million for the nine months ended September 30, 2020 and 2019, respectively.

(3)

Adjusted Cost of Operations, as presented above, excludes stock compensation expense for employees whose compensation expense is recorded in cost of operations, which can vary significantly period to period based upon the performance of the Company.

(4)

The Company utilizes NOI, a non-GAAP financial measure, to evaluate the operating performance of its business parks. The Company defines NOI as rental income less Adjusted Cost of Operations. The Company believes NOI assists investors in analyzing the performance of its real estate by excluding (i) corporate overhead (i.e., general and administrative expense) because it does not relate to the direct operating performance of the real estate, (ii) depreciation and amortization expense because it does not accurately reflect changes in the fair value of the real estate, and (iii) stock compensation expense because this expense item can vary significantly from period to period and thus impact comparability across periods.

(5)

The Company utilizes Cash NOI to evaluate the cash flow performance of our business parks, and we believe investors utilize this metric for the same purpose. The Company defines Cash NOI as Cash Rental Income less Adjusted Cost of Operations.

(6)	NOI margin is computed by dividing NOI by rental income.

(7)	Cash NOI margin is computed by dividing Cash NOI by Cash Rental Income.
(8)

Revenue per occupied square foot is computed by dividing rental income for the period by weighted average occupied square feet for the same period. Revenue per occupied square foot for the three and nine month periods is annualized.

(9)

Revenue per Available Square Foot (RevPAF) is computed by dividing rental income for the period by weighted average available square feet for the same period. RevPAF for the three and nine month periods is annualized.

The following table summarizes unaudited selected quarterly financial data with respect to the Same Park facilities (in thousands, except per square foot amounts):

	For the Three Months Ended
	March 31	June 30	September 30	December 31
Rental income (1)
2020	$97,735	$92,657	$96,399	$—
2019	$94,604	$94,794	$95,137	$97,415

Adjusted Cost of Operations (2)
2020	$28,134	$26,997	$28,903	$—
2019	$28,143	$26,683	$27,452	$27,281

NOI (3)
2020	$69,601	$65,660	$67,496	$—
2019	$66,461	$68,111	$67,685	$70,134

Weighted average square foot occupancy
2020	92.9%	92.4%	92.3%	—
2019	94.7%	94.2%	94.7%	94.4%

Revenue per occupied square foot (4)
2020	$16.40	$15.64	$16.29	$—
2019	$15.57	$15.68	$15.66	$16.09

RevPAF (5)
2020	$15.24	$14.45	$15.03	$—
2019	$14.75	$14.78	$14.83	$15.19

(1)

Included in the calculation of Same Park rental income are (a) lease buyout income of $0.2 million, $0.8 million, $0.2 million, $0.2 million, $0.3 million, $0.3 million, and $0.3 million for the three months ended March 31, 2019, June 30, 2019, September 30, 2019, December 31, 2019, March 31, 2020, June 30, 2020, and September 30, 2020, respectively, (b) accounts receivable write-offs of $0.2 million, $0.3 million, $0.3 million, $0.2 million, $0.1 million, $1.1 million, and $0.2 million for the three months ended March 31, 2019, June 30, 2019, September 30, 2019, December 31, 2019, March 31, 2020, June 30, 2020, and September 30, 2020, respectively, and (c) deferred rent receivable write-offs of $0.1 million, $0.1 million, $0.1 million, $0.1 million, $0, $2.3 million, and $0.3 million for the three months ended March 31, 2019, June 30, 2019, September 30, 2019, December 31, 2019, March 31, 2020, June 30, 2020, and September 30, 2020, respectively.

(2)

Adjusted Cost of Operations excludes stock compensation expense for employees whose compensation expense is recorded in cost of operations, which can vary significantly period to period based upon the performance of the Company.

(3)

The Company utilizes NOI, a non-GAAP financial measure, to evaluate the operating performance of its business parks. The Company defines NOI as rental income less Adjusted Cost of Operations. The Company believes NOI assists investors in analyzing the performance of its real estate by excluding (i) corporate overhead (i.e., general and administrative expense) because it does not relate to the direct operating performance of the real estate, (ii) depreciation and amortization expense because it does not accurately reflect changes in the fair value of the real estate, and (iii) stock compensation expense because this expense item can vary significantly from period to period and thus impact comparability across periods.

(4)

Revenue per occupied square foot is computed by dividing rental income for the period by weighted average occupied square feet for the same period. Revenue per occupied square foot for the three and nine month periods is annualized.

(5)	RevPAF is computed by dividing rental income for the period by weighted average available square feet for the same period. RevPAF for the three and nine month periods is annualized.

COVID-19 Pandemic/Rent Collections Update

The COVID-19 pandemic has had and is expected to continue to have a significant impact on our operations and capital plans. During the three months ended September 30, 2020, the Company granted $1.7 million of deferred rent and $0.3 million of rent abatement. Through the nine months ended September 30, 2020, the Company had granted rent relief to 388 customers (approximately 11.0% of total customers based on rental income) including $5.5 million of rent deferral and $1.2 million of rent abatement. As of October 26, 2020, the Company collected $1.3 million, or 98.3%, of the scheduled repayments of COVID-19 related rent deferrals billed through September 30, 2020.

During the three months ended September 30, 2020, the Company wrote-off $0.3 million of accounts receivable, which is in-line with the $0.3 million written-off during the three months ended September 30, 2019. Also during the three months ended September 30, 2020, the Company wrote-off deferred rent receivables of $0.3 million, which is roughly in-line with the $0.1 million written-off during the three months ended September 30, 2019. During the nine months ended September 30, 2020, the Company wrote-off accounts receivable and deferred rent receivable of $1.5 million and $2.7 million, respectively, compared to $0.9 million and $0.4 million, respectively, during the same period in 2019.

The table below represents percentages of billed revenue that the Company has collected, deferred, and abated/written-off, by product type, for the respective periods presented (percentages shown are all as of October 26, 2020):

	Percentage of Rent
	Collected	Outstanding	Deferred	Abated/ Written-off
Q2 2020
Industrial	93%	0%	5%	2%
Flex	94%	1%	3%	2%
Office	97%	0%	2%	1%
Total	94%	0%	4%	2%

Q3 2020
Industrial	96%	1%	2%	1%
Flex	96%	2%	1%	1%
Office	97%	1%	2%	0%
Total	96%	1%	2%	1%

October 2020 (1)
Industrial	96%	4%	0%	0%
Flex	95%	5%	0%	0%
Office	98%	2%	0%	0%
Total	96%	4%	0%	0%

(1)	October 2020 rent billings and collections shown above include September 2020 rent billed on September 30, 2020 and collected in October 2020 for leases billed in arrears.

As of October 26, 2020, the Company had open rent relief requests from approximately 1% of customers. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations–Overview, Impact of COVID-19 Pandemic” in our September 30, 2020 Form 10-Q for more information.

Brentford at The Mile Development, Tysons, Virginia

In August 2020, the Company entered into a joint venture agreement with a real estate development company (“JV Partner”) for the purpose of developing Brentford at The Mile, a planned 411-unit multifamily apartment complex within its 628,000 square foot office and multifamily park located in Tysons, Virginia (“Brentford Joint Venture”). Under the Brentford Joint Venture agreement, the Company has a 98.2% controlling interest and is the managing member with the JV Partner holding the remaining 1.8% limited partnership interest.

Construction of Brentford at The Mile commenced in August 2020 and is anticipated to be completed over a period of 24 to 36 months at an estimated development cost of $110 million to $115 million, excluding the cost of land. During the three months ended September 30, 2020, the Company incurred non-capitalizable demolition costs of $0.3 million in interest and other expense on its consolidated statements of income.

Disposition Activity

On September 16, 2020, the Company sold two industrial buildings totaling 40,000 square feet located in Redmond, Washington, that were subject to an eminent domain process for a gross sales price of $11.4 million, which resulted in a gain of $7.7 million.

Distributions Declared

On October 21, 2020, the Board of Directors declared a quarterly dividend of $1.05 per common share. Distributions were also declared on the various series of depositary shares, each representing 1/1,000 of a share of preferred stock. Distributions for both common shares and preferred stock will be payable on December 30, 2020 to shareholders of record on December 15, 2020.

Company Information

PS Business Parks, Inc., a member of the S&P MidCap 400, is a REIT that acquires, develops, owns, and operates commercial properties, primarily multi-tenant industrial, flex, and office space. As of September 30, 2020, the Company wholly owned 27.5 million rentable square feet with approximately 5,000 commercial customers in six states. The Company also held a 95.0% interest in a 395-unit apartment complex and a 98.2% interest in a development of a 411-unit multifamily apartment complex.

Forward-Looking Statements

When used within this press release, the words “may,” “believes,” “anticipates,” “plans,” “expects,” “seeks,” “estimates,” “intends,” and similar expressions are intended to identify “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties, and other factors, which may cause the actual results and performance of the Company to be materially different from those expressed or implied in the forward-looking statements. Such factors include the duration and severity of the COVID-19 pandemic and its impact on our business and our customers; the impact of competition from new and existing commercial facilities which could impact rents and occupancy levels at the Company’s facilities; the Company’s ability to evaluate, finance, and integrate acquired and developed properties into the Company’s existing operations; the Company’s ability to effectively compete in the markets that it does business in; the impact of the regulatory environment as well as national, state, and local laws and regulations including, without limitation, those governing REITs; the impact of general economic and business conditions, including as a result of the economic fallout of the COVID-19 pandemic; rental rates and occupancy levels at the Company’s facilities; and changes in these conditions as a result of the COVID-19 pandemic, the availability of permanent capital at attractive rates, the outlook and actions of rating agencies and risks detailed from time to time in the Company’s SEC reports, including quarterly reports on Form 10-Q, reports on Form 8-K, and annual reports on Form 10-K.

Additional information about PS Business Parks, Inc., including more financial analysis of the third quarter operating results, is available on the Company’s website at psbusinessparks.com.

A conference call is scheduled for Thursday, October 29, 2020, at 10:00 a.m. PDT (1:00 p.m. EDT) to discuss third quarter results. The Company will also be discussing its response to the COVID-19 pandemic and the effects it has had on its customers and the operation of its properties. The toll free number is (866) 342-8591; the conference ID is PSBQ320. The call will also be available via a live webcast on the Company’s website. A replay of the conference call will be available through November 12, 2020 at (800) 839-5631, as well as via webcast on the Company’s website.

Additional financial data attached.

PS BUSINESS PARKS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	September 30,	December 31,
	2020	2019
	(Unaudited)
ASSETS

Cash and cash equivalents	$117,881	$62,786

Real estate facilities, at cost
Land	855,542	844,419
Buildings and improvements	2,213,798	2,203,308

	3,069,340	3,047,727
Accumulated depreciation	(1,210,473)	(1,158,489)

	1,858,867	1,889,238
Properties held for sale, net (1)	—	15,264
Land and building held for development, net	35,506	28,110

	1,894,373	1,932,612
Rent receivable	1,790	1,392
Deferred rent receivable (2)	37,361	32,993
Other assets	13,348	16,660

Total assets	$2,064,753	$2,046,443

LIABILITIES AND EQUITY

Accrued and other liabilities	$87,808	$84,632

Total liabilities	87,808	84,632

Commitments and contingencies
Equity
PS Business Parks, Inc.’s shareholders’ equity
Preferred stock, $0.01 par value, 50,000,000 shares authorized, 37,790 shares issued and outstanding at ($944,750 aggregate liquidation preference) September 30, 2020 and December 31, 2019	944,750	944,750
Common stock, $0.01 par value, 100,000,000 shares authorized, 27,486,788 and 27,440,953 shares issued and outstanding at September 30, 2020 and December 31, 2019, respectively	274	274
Paid-in capital	737,065	736,986
Accumulated earnings	75,393	63,666

Total PS Business Parks, Inc.’s shareholders’ equity	1,757,482	1,745,676
Noncontrolling interests	219,463	216,135

Total equity	1,976,945	1,961,811

Total liabilities and equity	$2,064,753	$2,046,443

(1)

On September 16, 2020, the Company completed the sale of two industrial buildings totaling 40,000 square feet located in Redmond, Washington, which were subject to an eminent domain process, for a gross sales price of $11.4 million. Properties held for sale, net as of December 31, 2019 represents the same two industrial buildings mentioned above along with one single-tenant building totaling 113,000 square feet located in Montgomery County, Maryland, which sold on January 7, 2020 for a gross sales price of $30.0 million.

(2)	Increase in deferred rent receivable is primarily attributable to rent deferral arrangements that the Company entered into with certain customers as a result of the COVID-19 pandemic.

PS BUSINESS PARKS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2020	2019	2020	2019
Rental income	$103,760	$108,064	$310,535	$323,671
Expenses
Cost of operations	32,096	32,468	93,490	97,521
Depreciation and amortization	23,064	26,220	72,646	75,863
General and administrative	5,047	4,051	11,374	10,111

Total operating expenses	60,207	62,739	177,510	183,495

Interest and other income	230	1,384	1,012	2,766
Interest and other expense	(536)	(199)	(900)	(484)
Gain on sale of real estate facilities	7,652	—	27,273	—

Net income	50,899	46,510	160,410	142,458
Allocation to noncontrolling interests	(8,124)	(7,020)	(26,011)	(21,670)

Net income allocable to PS Business Parks, Inc.	42,775	39,490	134,399	120,788
Allocation to preferred shareholders	(12,046)	(12,959)	(36,139)	(38,877)
Allocation to restricted stock unit holders	(149)	(219)	(543)	(699)

Net income allocable to common shareholders	$30,580	$26,312	$97,717	$81,212

Net income per common share
Basic	$1.11	$0.96	$3.56	$2.96
Diluted	$1.11	$0.96	$3.55	$2.95
Weighted average common shares outstanding
Basic	27,483	27,432	27,470	27,411
Diluted	27,565	27,543	27,560	27,512

PS BUSINESS PARKS, INC.

Computation of Funds from Operations (“FFO”), Core FFO, and Funds Available for Distribution (“FAD”)

(In thousands, except per share amounts)

(Unaudited)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2020	2019	2020	2019
Net income allocable to common shareholders	$30,580	$26,312	$97,717	$81,212
Adjustments
Gain on sale of real estate facilities	(7,652)	—	(27,273)	—
Depreciation and amortization expense	23,064	26,220	72,646	75,863
Net income allocated to noncontrolling interests	8,124	7,020	26,011	21,670
Net income allocated to restricted stock unit holders	149	219	543	699
FFO allocated to joint venture partner	(21)	(39)	(102)	(105)

FFO allocable to diluted common shares and units (1)	54,244	59,732	169,542	179,339
Non-capitalizable demolition costs	335	—	335	—
Acceleration of stock compensation expense due to President and Chief Executive Officer retirement	1,687	—	1,687	—

Core FFO allocable to diluted common shares and units (1)	56,266	59,732	171,564	179,339
Adjustments
Recurring capital improvements	(1,625)	(2,728)	(6,413)	(6,336)
Tenant improvements	(3,338)	(3,331)	(11,039)	(11,898)
Lease commissions	(1,889)	(2,654)	(5,225)	(6,027)
Non-cash rental income (2)	(1,530)	(1,122)	(5,340)	(3,069)
Non-cash stock compensation expense (3)	831	2,102	2,704	3,991
Cash paid for taxes in lieu of shares upon vesting of restricted stock units	(442)	(620)	(4,102)	(6,120)

FAD allocable to diluted common shares and units (1)	$48,273	$51,379	$142,149	$149,880

Distributions to common shareholders, noncontrolling interests, and restricted stock unit holders	$36,717	$36,728	$110,123	$110,132
Distribution payout ratio	76.1%	71.5%	77.5%	73.5%
Reconciliation of Earnings per Share to FFO per Share
Net income per common share—diluted	$1.11	$0.96	$3.55	$2.95
Gain on sale of real estate facilities	(0.22)	—	(0.78)	—
Depreciation and amortization expense	0.66	0.75	2.08	2.18

FFO per share (1)	1.55	1.71	4.85	5.13
Non-capitalizable demolition costs	0.01	—	0.01	—
Acceleration of stock compensation expense due to President and Chief Executive Officer retirement	0.05	—	0.05	—

Core FFO per share (1)	$1.61	$1.71	$4.91	$5.13

Weighted average outstanding
Common shares	27,483	27,432	27,470	27,411
Operating partnership units	7,305	7,305	7,305	7,305
Restricted stock units	49	113	65	126
Common share equivalents	82	111	90	101

Total common and dilutive shares	34,919	34,961	34,930	34,943

(1)	FFO, Core FFO, and FAD are defined above.
(2)	Non-cash rental income includes amortization of deferred rent receivable, in-place lease intangible, tenant improvement reimbursement, and lease incentive intangible.
(3)	Amounts shown are net of accelerated stock compensation expense related to the President and Chief Executive Officer retirement, which is also excluded from the computation of Core FFO.

PS BUSINESS PARKS, INC.

Reconciliation of Selected Non-GAAP Measures to Analogous GAAP Measures

(Unaudited, in thousands)

	For the Three Months			For the Nine Months
	Ended September 30,			Ended September 30,
	2020	2019	Change	2020	2019	Change
Rental income
Same Park (1)	$96,399	$95,137	1.3%	$286,791	$284,535	0.8%
Non-Same Park	4,993	3,598	38.8%	15,809	9,508	66.3%
Multifamily	2,201	2,519	(12.6%)	7,249	7,492	(3.2%)
Assets sold (2)	167	6,810	(97.5%)	686	22,136	(96.9%)

Total rental income	103,760	108,064	(4.0%)	310,535	323,671	(4.1%)

Cost of operations
Adjusted Cost of Operations (3)
Same Park	28,903	27,452	5.3%	84,034	82,278	2.1%
Non-Same Park	1,843	1,137	62.1%	5,446	3,304	64.8%
Multifamily	1,066	1,045	2.0%	3,084	3,118	(1.1%)
Assets sold (2)	41	2,525	(98.4%)	143	7,911	(98.2%)
Stock compensation expense (4)	243	309	(21.4%)	783	910	(14.0%)

Total cost of operations	32,096	32,468	(1.1%)	93,490	97,521	(4.1%)

Net operating income (5)
Same Park	67,496	67,685	(0.3%)	202,757	202,257	0.2%
Non-Same Park	3,150	2,461	28.0%	10,363	6,204	67.0%
Multifamily	1,135	1,474	(23.0%)	4,165	4,374	(4.8%)
Assets sold (2)	126	4,285	(97.1%)	543	14,225	(96.2%)
Stock compensation expense (4)	(243)	(309)	(21.4%)	(783)	(910)	(14.0%)
Depreciation and amortization expense	(23,064)	(26,220)	(12.0%)	(72,646)	(75,863)	(4.2%)
General and administrative expense	(5,047)	(4,051)	24.6%	(11,374)	(10,111)	12.5%
Interest and other income	230	1,384	(83.4%)	1,012	2,766	(63.4%)
Interest and other expense	(536)	(199)	169.3%	(900)	(484)	86.0%
Gain on sale of real estate facilities	7,652	—	100.0%	27,273	—	100.0%

Net income	$50,899	$46,510	9.4%	$160,410	$142,458	12.6%

(1)

Included in the calculation of Same Park rental income are (a) lease buyout income of $0.3 million and $0.2 million for the three months ended September 30, 2020 and 2019, respectively, and $0.8 million and $1.1 million for the nine months ended September 30, 2020 and 2019, respectively, (b) accounts receivable write-offs of $0.2 million and $0.3 million for the three months ended September 30, 2020 and 2019, respectively, and $1.4 million and $0.8 million for the nine months ended September 30, 2020 and 2019, respectively, and (c) deferred rent receivable write-offs of $0.3 million and $0.1 million for the three months ended September 30, 2020 and 2019, respectively, and $2.6 million and $0.4 million for the nine months ended September 30, 2020 and 2019, respectively.

(2)

Amounts for the three months ended September 30, 2020 include results related to two industrial buildings totaling 40,000 square feet sold in September 2020; amounts for the nine months ended September 30, 2020 include the two industrial buildings totaling 40,000 square feet sold in September 2020 and a 113,000 square foot office building sold in January 2020; amounts for the three and nine months ended September 30, 2019 reflect the operating results of the two industrial buildings totaling 40,000 square feet sold in September 2020, the 113,000 square foot office building sold in January 2020, and 1.3 million square feet of assets sold in October 2019.

(3)	Adjusted Cost of Operations excludes the impact of stock compensation expense.
(4)

Stock compensation expense, as shown here, represents stock compensation expense for employees whose compensation expense is recorded in cost of operations. Note that stock compensation expense attributable to the executive management team (including divisional vice presidents) and other corporate employees is recorded within general and administrative expense.

(5)	NOI represents rental income less Adjusted Cost of Operations.